UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 USG CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.10 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    903293405
                                    ---------
                                 (CUSIP Number)

                                December 17, 2004
                                -----------------
                      (Date of Event Which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)
          [X]  Rule 13d-1(c)
          [ ]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 903293405                  13G                      Page 2 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     David. E. Shaw Laminar Portfolios, L.L.C. - (IRS Identification No.
                                                                     01-0577802)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,839,600
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,839,600
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,839,600

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 903293405                  13G                      Page 3 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     David E. Shaw & Co., L.P. - (IRS Identification No. 13-3695715)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,839,600
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,839,600
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,839,600

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA, PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 903293405                  13G                      Page 4 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     D. E. Shaw & Co., L.L.C. - (IRS Identification No. 13-3799946)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,839,600
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,839,600
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,839,600

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 903293405                  13G                      Page 5 of 9 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     David E. Shaw

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,839,600
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,839,600
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,839,600

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)      NAME OF ISSUER:
               --------------
               USG Corporation

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------
               125 S. Franklin Street
               Department 188
               Chicago, IL  60606

ITEMS 2(A)     NAME OF PERSON FILING:
               ----------------------
               D. E. Shaw Laminar Portfolios, L.L.C.
               D. E. Shaw & Co., L.P.
               D. E. Shaw & Co., L.L.C. David E. Shaw

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               -------------------------------------
               The business address for all filers is:
               120 W. 45th Street, Tower 45, 39th Floor
               New York, NY 10036

ITEM 2(C)      CITIZENSHIP:
               ------------
               D. E. Shaw Laminar Portfolios, L.L.C. is a limited liability company organized under the laws of the state of Delaware.
               D. E. Shaw & Co., L.P. is a limited partnership organized under the laws of the state of Delaware.
               D. E. Shaw & Co., L.L.C. is a limited liability company organized under the laws of the state of Delaware. David E. Shaw is a citizen of the United States of America.

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:
               -----------------------------
               Common Stock, $0.10 par value (the "Shares")

ITEM 2(E)      CUSIP NUMBER:
               -------------
               903293405

ITEM 3         Not Applicable

ITEM 4         OWNERSHIP:
               ----------

               As of the close of business on December 27, 2004:

               (a) Amount beneficially owned:

               D. E. Shaw Laminar Portfolios, L.L.C.:           2,839,600 Shares
               D. E. Shaw & Co., L.P.:                          2,839,600 Shares
               D. E. Shaw & Co., L.L.C.:                        2,839,600 Shares
               David E. Shaw:                                   2,839,600 Shares

               (b) Percent of class:

               D. E. Shaw Laminar Portfolios, L.L.C.:           6.6%
               D. E. Shaw & Co., L.P.:                          6.6%
               D. E. Shaw & Co., L.L.C.:                        6.6%
               David E. Shaw:                                   6.6%

               (c) Number of Shares to which the person has:

               (i) Sole power to vote or to direct the vote:

                D. E. Shaw Laminar Portfolios, L.L.C.:          -0-
                D. E. Shaw & Co., L.P.:                         -0-
                D. E. Shaw & Co., L.L.C.:                       -0-
                David E. Shaw:                                  -0-

               (ii) Shared power to vote or to direct the vote:

               D. E. Shaw Laminar Portfolios, L.L.C.:           2,839,600 Shares
               D. E. Shaw & Co., L.P.:                          2,839,600 Shares
               D. E. Shaw & Co., L.L.C.:                        2,839,600 Shares
               David E. Shaw:                                   2,839,600 Shares

               (i) Sole power to dispose or to direct the disposition of:

               D. E. Shaw Laminar Portfolios, L.L.C.:           -0-
               D. E. Shaw & Co., L.P.:                          -0-
               D. E. Shaw & Co., L.L.C.:                        -0-
               David E. Shaw:                                   -0-

               (ii) Shared power to dispose or to direct the disposition of:

               D. E. Shaw Laminar Portfolios, L.L.C.:           2,839,600 Shares
               D. E. Shaw & Co., L.P.:                          2,839,600 Shares
               D. E. Shaw & Co., L.L.C.:                        2,839,600 Shares
               David E. Shaw:                                   2,839,600 Shares

               David Shaw does not own any Shares directly. By virtue of David Shaw's position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C., and by virtue of David Shaw's position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Laminar Portfolios, L.L.C., David Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 2,839,600 Shares owned by D. E. Shaw Laminar Portfolios, L.L.C., constituting 6.6% of the outstanding Shares and, therefore, David Shaw may be deemed to be the beneficial owner of such Shares. David Shaw disclaims beneficial ownership of such 2,839,600 Shares.


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               --------------------------------------------
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               ---------------------------------------------------------------
               Not Applicable

ITEM 7

               IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:
               --------------------------------------------------------------
               Not Applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               ----------------------------------------------------------
               Not Applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:
               -------------------------------
               Not Applicable

ITEM 10        CERTIFICATION:
               --------------
               By signing below, each of D. E. Shaw Laminar Portfolios, L.L.C.,
               D. E. Shaw & Co., L.P., D. E. Shaw & Co., L.L.C., and David Shaw certify that, to the best of such reporting person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct. Powers of Attorney, dated February 24, 2004 granted by David E. Shaw in favor of Eric Wepsic, are attached hereto.


Dated: December 27, 2004


                                        D. E. Shaw Laminar Portfolios, L.L.C.

                                        By: D. E. Shaw & Co., L.L.C., as
                                        managing member

                                        By: /s/ Eric Wepsic
                                            -------------------------------
                                            Eric Wepsic
                                            Managing Director


                                        D. E. Shaw & Co., L.P.

                                        By: /s/ Eric Wepsic
                                            -------------------------------
                                            Eric Wepsic
                                            Managing Director


                                        D. E. Shaw & Co., L.L.C.

                                        By: /s/ Eric Wepsic
                                            -------------------------------
                                            Eric Wepsic
                                            Managing Director


                                        David E. Shaw

                                        By: /s/ Eric Wepsic
                                            -------------------------------
                                             Eric Wepsic
                                             Attorney-in-Fact for David E. Shaw

                                    EXHIBIT 1

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute and appoint each of:


         Anne Dinning,

         Julius Gaudio,

         Lou Salkind,

         Stuart Steckler, and

         Eric Wepsic,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co., Inc. (acting for itself or as the general partner of D. E. Shaw & Co., L. P. and general partner or managing member of other entities, any which in turn may be acting for itself or other entities) all documents, certificates, instruments, statement, other filings, and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F, and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution, delivery, furnishing, and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof and replaces the power granted on February 5, 2001, which is hereby cancelled.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: February 24, 2004

DAVID E. SHAW, as President of
D. E. Shaw & Co., Inc.
/s/David E. Shaw
New York, New York

                                    EXHIBIT 2

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute and appoint each of:

         Anne Dinning,

         Julius Gaudio,

         Lou Salkind,

         Stuart Steckler, and

         Eric Wepsic,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co. II, Inc. (acting for itself and as the managing member of D. E. Shaw & Co., L.L.C., which in turn may be acting for itself or as the managing member of other companies) all documents, certificates, instruments, statement, other filings and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.

This power of attorney shall be valid from the date hereof and replaces the power granted on February 5, 2001, which is hereby cancelled.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date:  February 24, 2004

DAVID E. SHAW, as President of
D. E. Shaw & Co. II, Inc.
/s/David E. Shaw
New York, New York

                                    EXHIBIT 3

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, along with all other such Reporting Persons, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.10 par value, of USG Corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of this 27th day of December, 2004.

                                      D. E. Shaw Laminar Portfolios, L.L.C.

                                      By: D. E. Shaw & Co., L.L.C.,
                                      as managing member

                                      By: /s/ Eric Wepsic
                                          ---------------------------------
                                          Eric Wepsic
                                          Managing Director


                                      D. E. Shaw & Co., L.P.

                                      By: /s/ Eric Wepsic
                                          ---------------------------------
                                          Eric Wepsic
                                          Managing Director


                                      D. E. Shaw & Co., L.L.C.

                                      By: /s/ Eric Wepsic
                                          ---------------------------------
                                          Eric Wepsic
                                          Managing Director


                                      David E. Shaw

                                      By: /s/ Eric Wepsic
                                          ---------------------------------
                                          Eric Wepsic
                                          Attorney-in-Fact for David E. Shaw